UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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THE GOODYEAR TIRE & RUBBER COMPANY

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Supplemental Proxy Materials April 2021

Executive Summary Temporary Executive Compensation Program Changes Due to Impact of COVID-19; Retained Strong Performance Link Goodyear faced a very challenging operating environment in 2020 due to the impact of COVID-19 In July 2020, the Compensation Committee realigned our incentive compensation plans to our new business priorities to support our financial position and to put us on a path to an accelerated recovery Compensation Outcomes and Realized Pay Demonstrate Sustained Commitment to Pay-for-Performance The performance goals in the revised plans were rigorous, as evidenced by our CEO’s Annual Incentive Plan (AIP) payout of 77% of target The payout under the modified 2020 AIP was lower than what would have been achieved if the Committee had not revised the program to align with our new business priorities (in addition to temporary salary reductions) The payout under the modified 2020 Long Term Incentive Plan (LTIP) was equivalent to what would have been achieved before any revisions These results evidence our broader pay-for-performance philosophy, illustrated by the strong alignment between our stock price performance and CEO’s realized pay Governance Profile and Shareholder Rights Provide Oversight and Mechanisms for Investor Feedback Goodyear provides robust shareholder rights, including majority voting for director elections, proxy access, and the right to call a special meeting

Impact of COVID-19 on Customer Demand Unprecedented decline in industry volume during Q2 OEMs suspended vehicle production Shelter-in-place mandates impacted miles traveled / retail demand Most major consumer tire distributors shuttered their businesses temporarily Limited visibility into full-year outlook Risks of additional COVID-19 waves / additional mobility restrictions Continued softness in vehicle miles traveled Goodyear Unit Sales (vs. 2019) Significant industry challenges due to COVID-19

Investor Perspective: Q2 2020 January 2020 June 2020 “...Goodyear will likely burn significant cash…leaving little value for equity even if large cost savings are realized in 2021E. Reflecting this, we lower our price target from $7 to $5…” - Deutsche Bank (May 4, 2020) As a result of industry conditions, analysts and investors expected significant cash usage in FY2020 Environment required resetting 2020 business priorities to ensure ample cash and liquidity while positioning for best opportunity in recovery Environment required reset of business priorities in response to COVID-19 Stock Price Performance Jan 2020 – Jun 2020 Indexed to January 1st

New Strategic Priorities Recalibrated priorities around the right metrics for our business The scale of the global shutdown, the severity of the resulting impact on industry volume, and the uncertainty as to its duration required us to shift our business priorities to focus on cash and liquidity while positioning our business for recovery Share Focus on relative performance in an uncertain volume environment Cost Focus on controlling costs in a low-volume market Cash Focus on maintaining financial strength and flexibility Winning OE fitments Share performance in consumer / commercial replacement business Restructure U.S. manufacturing footprint Temporarily reduce semi-fixed costs Minimize variable costs Reinvent factory run strategy to reduce investment required in inventory Delay in-flight factory spending plans Working capital excellence programs

Original Plan for 2020 Revised Plan for 2H 2020 Rationale / Details Plan Period Jan. 1 – Dec. 31, 2020 July 1 – Dec. 31, 2020 Ensures leadership is focused on and incentivized to take the actions required to minimize the financial impact of the pandemic and position the Company for an accelerated recovery Financial Payout Range Max: 150% Target: 100% Threshold: 50% Max: 100% Target: 50% Threshold: 25% Reduced payout opportunity to balance new goal setting with a shorter incentive period to earn awards Metrics & Weightings 40% EBIT 40% Free Cash Flow (FCF) 20% Strategic and Operational (Individual) Performance Goals 15% Market Share 15% Cost 30% Available Cash and Liquidity 40% Strategic and Operational (Individual) Performance Goals Focus on relative performance in an uncertain volume environment Focus on incentivizing cost controls in low-volume market Focus on maintaining financial strength and flexibility Focus on business initiatives designed to position Goodyear to endure the crisis and capture opportunity amid the recovery 2020 Annual Incentive Plan Changes

Original Plan for 2020 Revised Plan for 2H 2020 Rationale / Details Plan Period Jan. 1 – Dec. 31, 2020 No Change Plan requires a 12-month performance period Plan has annual targets, but awards are earned and vest at end of three-year performance cycle Financial Payout Range Max: 150% Target: 100% Threshold: 50% Max: 100% Target: 50% Threshold: 25% Reduced payout opportunity to balance new goal setting to earn awards in 2020 Metrics & Weightings 50% Net Income 50% Cash Flow Return on Capital (CFROC) TSR Modifier (+- 20%) 100% Cash Flow Return on Capital (CFROC) TSR Modifier (+- 20%) Net income metric removed as a result of uncertain industry volume environment and increased importance of cash flow CFROC metric recalibrated to align with updated 2020 operating plan Awards are only earned and vest at the end of the three-year performance cycle, subject to a relative TSR modifier 2020-2022 LTIP Changes (2020 Performance Period Only)

New Strategic Priorities: Result Demonstrated strong operating momentum in Q4 Returned to profitability; Segment Operating Income increased 25% despite lower volume Delivered $70 million of net cost savings Generated Free Cash Flow of $1.2 billion – strongest Q4 performance since 2011 Improved financial position Reduced net debt by >$300 million at year-end $5.4 billion of cash and available liquidity (highest level in recent history) New strategic priorities were the right metrics to drive performance in 2020 Stock Price Performance July 1, 2020 – Feb 12, 2021 Indexed to July 1st July 2020 February 2021 Q4 Release

2020 Incentive Plan Pay Outcomes The modifications enhanced management’s focus on our pandemic-driven business priorities AIP payout would have been slightly higher under prior program design However, in that scenario, we may not have been as well-positioned to recover from the impacts of the COVID-19 pandemic on our business LTIP outcomes are subject to continued service and a relative TSR modifier LTIP payout would have been the same under prior program design Goodyear’s stock price performance during the three-year period ending December 31, 2020, resulted in the TSR modifier reducing the payout for the 2018-2020 performance cycle by 20% Annual Incentive Plan (AIP) Long-Term Incentive Plan (LTIP) 77% 80% 100% 100% Modified 2020 AIP Payout 2020 AIP Payout under 2019 plan design Modified 2020 LTIP Payout 2020 LTIP Payout under 2019 plan design Revision to 2020 compensation plan did not increase pay outcome

Incentive Plan Pay Outcomes: Realized Pay In line with our pay for performance philosophy, the realized value of our executives’ compensation responds to our performance and broader market conditions. The following table illustrates the alignment of the Company’s stock price with the CEO’s three-year average target and realized pay Stock Price Dec. 31, 2020 CEO Target Pay (2018-2020 Average) CEO Realized Pay (2018-2020 Average) Stock Price Dec. 31, 2017 66% LESS 66% LESS Realized pay aligned with performance

Robust Governance and Shareholder Rights Profile The Board believes reducing the threshold to call a special meeting is unnecessary given Goodyear’s demonstrated track record of responsiveness to shareholders and the Company’s already strong corporate governance practices and shareholder rights profile Goodyear’s Board is committed to best practices with respect to corporate governance and shareholder rights Goodyear’s shareholders have robust mechanisms whereby they can provide feedback directly to the Company and Board Annual election of Directors Majority vote standard for uncontested director elections Shareholder proxy access right Extensive shareholder engagement, including Director participation Special meeting rights with 25% threshold

We Request Your Support at Our Annual Meeting For the election of Directors For the advisory vote on executive compensation For the ratification of Goodyear’s independent registered public accounting firm Against the shareholder proposal requesting the reduction of the threshold for shareholders to call a special meeting Amid the COVID-19 pandemic, the Compensation Committee realigned our incentive compensation plans around our near-term business priorities to stabilize our financial position and to position Goodyear for recovery The pay outcomes in our modified 2020 AIP and LTIP demonstrate the rigor of the goals the Committee set, particularly amid unprecedented industry and societal challenges Goodyear has a track record of pay-for-performance, evidenced by the close link between our CEO’s realized pay and the performance of our share price over the last three years Goodyear’s Board is composed of Directors who are committed to best practices in corporate governance and ensuring shareholders have robust rights and mechanisms in place to hold the Board accountable

APPENDIX

Sustainability Framework: Goodyear Better Future Material topics developed with input from key stakeholders Building a better future to keep the world moving

Inspiring Culture: Diversity & Inclusion Goodyear recognizes the critical role of a diverse workforce and an inclusive culture D&I Joint Task Force Established at the request of the Board of Directors in 2020 Provide enhanced oversight and guidance on issues related to D&I Ensure D&I is fully embedded into our strategy Review D&I objectives, policies, programs and practices Issue recommendations to Board and Senior Leadership Team

Use of Non-GAAP Financial Measures This presentation contains historical non-GAAP financial measures, including Total Segment Operating Income and Free Cash Flow, which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP. Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income is useful because it represents the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes. The most directly comparable U.S. GAAP financial measures to Total Segment Operating Income is Goodyear Net Income (Loss). Free Cash Flow is the company’s Cash Flows from Operating Activities as determined in accordance with U.S. GAAP, less capital expenditures. Management believes that Free Cash Flow is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities. The most directly comparable U.S. GAAP financial measure is Cash Flows from Operating Activities. It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

Reconciliation for Segment Operating Income

Reconciliation for Free Cash Flow